Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2005 FIRST QUARTER

Palo Alto, CA, - May 5, 2005 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $20.4 million, or $0.42 per share, for the first quarter ended March 31, 2005, compared with a net loss of $15.3 million, or $0.35 per share, for the comparable period in 2004.

For the quarter ended March 31, 2005, total operating expenses increased to $21.8 million, from $15.9 million for the comparable quarter in 2004. The increase in operating expenses in 2005 compared to 2004 was primarily due to expanded clinical development of TELCYTA™ (TLK286), including the three ongoing ASSIST-1, 2 and 3 Phase 3 registration trials in ovarian and non-small cell lung cancer, the ongoing clinical development of TELINTRA™ (TLK199) and increased headcount.

At March 31, 2005, Telik had $260.0 million in cash, cash equivalents and investments including restricted investments, compared to $138.6 million at December 31, 2004. In February 2005, Telik completed a follow-on public offering of 8,050,000 shares of its common stock, resulting in net proceeds to the company of approximately $142.2 million, after deducting underwriting discounts and commissions, and related offering expenses.

Recent highlights include TELCYTA preclinical presentations at the 96th annual meeting of the American Association for Cancer Research:

•	Telik scientists reported that the combination of TELCYTA and carboplatin showed synergistic inhibition of cancer cell proliferation in vitro in both platinum resistant and platinum sensitive human ovarian cancer cells. These studies support the ongoing Phase 3 ASSIST-3 registration trial, in which the combination of TELCYTA and carboplatin is being evaluated in platinum refractory or resistant ovarian cancer in the second line setting.

•	Studies were presented that describe the synergistic effects of doublet and triplet combinations of TELCYTA with platinum and taxane drugs as compared to the individual agents in human ovarian and non-small cell lung cancer cells. These data provide support for the two ongoing Phase 2 TELCYTA trials in the first line treatment of advanced non-small cell lung cancer. One trial is evaluating the combination of TELCYTA, carboplatin and paclitaxel. The second trial is evaluating the combination of TELCYTA and cisplatin. Preliminary data from the Phase 2 trials will be reported at the annual meeting of the American Society of Clinical Oncology (ASCO) later this month.

•	A third report provided details on the TELCYTA-induced effects on cell cycle progression and apoptosis, or programmed cell death, consistent with its novel mechanism of targeted activation.

In addition, Telik announced a collaboration with Stuart Aaronson, M.D., Professor and Chair, Oncological Sciences and Professor of Medicine at the Mount Sinai School of Medicine, and colleagues, to utilize Telik’s proprietary TRAP drug discovery technology to discover and evaluate novel, pharmaceutically active small molecules for new cancer targets. This is one in a series of TRAP collaborations Telik has entered into with leading cancer research institutions to add to its pipeline of cancer drug candidates while expanding utilization of its TRAP technology.

Conference Call and Webcast

Telik will host its quarterly conference call on Friday, May 13, 2005 at 4:30 p.m. Eastern time (1:30 pm. Pacific time) during the annual meeting of the American Society of Clinical Oncology. The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 877-209-0397 or 612-332-1025. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on May 13 through May 20, 2005, or by telephone at 800-475-6701 or 320-365-3844, access code 780992.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA (TLK286) and TELINTRA (TLK199) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ adversely and materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2004. TELIK, TRAP, TELCYTA and TELINTRA are trademarks of Telik, Inc. All other brand names or trademarks appearing in this press release are the property of their respective owners. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

#####

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Contract revenue from collaborations	$19	$31

Total revenues	19	31
Operating costs and expenses:
Research and development	19,145	13,237
General and administrative	2,633	2,619

Total operating costs and expenses	21,778	15,856

Loss from operations	(21,759)	(15,825)

Interest income, net	1,335	558

Net loss	$(20,424)	$(15,267)

Basic and diluted net loss per common share	$(0.42)	$(0.35)

Weighted average shares used to calculate basic and diluted net loss per common share	48,966	43,621

Selected Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)	(a)
Cash, cash equivalents, investments and restricted investments	$260,010	$138,647
Total assets	267,612	146,133
Stockholders’ equity	248,751	126,344

(a)	Note: Derived from audited financial statements